FIRST AMENDMENT TO REPUBLIC PLAZA OFFICE LEASE

200 South Seventh Street, Louisville, KY 40202

This First Amendment to Republic Plaza Office Lease dated September 20, 2017, is made to the Republic Plaza Office Lease effectively dated March 15, 2017 between JAYTEE  PROPERTIES II SPE, LLC, a Kentucky limited liability company, hereinafter referred to as "Landlord" and REPUBLIC BANK & TRUST COMPANY, a Kentucky chartered commercial bank, hereinafter referred to as the "Tenant".  As parties hereto, Landlord and Tenant hereby agree to further modify and amend their original Lease Agreement referenced herein as hereafter set forth.

Landlord and Tenant agree that the following terms of the Lease shall be amended to increase the Premise’s rentable square footage under original Lease Agreement to 11,528 rentable square feet by adding, effective as of the Commencement Date, hereinafter defined, an additional 5,814 rentable square feet on the first floor of the Republic Plaza Office Building, commonly referred to as Suites 145 and 108 as depicted on Exhibit A-1; and an additional 2,631 rentable square feet on the third floor of the Republic Plaza Office Building, commonly referred to as Suite 320 as depicted on Exhibit A-2, (collectively, the “Expanded Space”) at a rental rate of $17.00 per rentable square foot.

The Tenant's Premises, as modified herein,  shall total 11,528 square feet, and effective as of the Commencement Date, Rent shall be increased from $4,367.58 per month to $16,331.33 per month, subject to adjustment on a pro-rated basis for any partial month, as may be applicable. The Expanded Space under this First Amendment shall be subject to and in accordance with the terms and conditions of that original Lease Agreement referenced herein and this First Amendment.  The additional Rent for the Expanded Space shall not be due from Tenant until the Commencement Date as defined herein.  The Commencement Date is defined as the date that the general contractor or applicable subcontractors, for the Tenant Improvements provides a letter(s) to Landlord stating that the Tenant Improvements for the Expanded Space are substantially completed and that the Expanded Space is suitable for occupancy.  Minor punch list items that are subject to completion that will not impede the Tenant’s use of the Expanded Space or prevent occupancy of the Expanded Space by Tenant will not be sufficient to alter the stated and defined Commencement Date.

Landlord will oversee and manage the construction of the Tenant Improvements in the Expanded Space.  Any additional improvements or alterations to the Expanded Space shall be at the sole expense of Tenant, subject to the prior approval of Landlord, which approval will not be unreasonably withheld.

Effective as of the Commencement Date for the Expanded Space, the Term of the Lease, as amended, for all space rented by Tenant thereunder shall be the same as set forth in the original Lease Agreement.

All other terms, conditions and provisions of the original Lease Agreement shall remain unchanged and this First Amendment shall be incorporated by reference therein.  If there shall be any conflict between the original Lease Agreement and this First Amendment, this First Amendment shall control.

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound hereby, have caused this First Amendment to Republic Plaza Office Lease to be executed by their duly authorized officers as of the day and year first set forth above.

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JAYTEE PROPERTIES II SPE, LLC

a Kentucky Limited Liability Company

BY:	/s/ Steven E. Trager
Steve Trager, Managing General Partner

DATED:	9/20/17

REPUBLIC BANK & TRUST COMPANY

BY:	/s/ Kevin Sipes
Kevin Sipes, EVP

DATED:	9/20/17